Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 16, 2024 with respect to the consolidated financial statements of Marti Technologies Inc., incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Bağımsız Denetim ve SMMM AŞ

Istanbul, Turkey

August 11, 2025